                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    Form 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported): June 26, 2006

                                 PSB GROUP, INC.
             (Exact name of registrant as specified in its charter)

          Michigan                      000-50301                 42-1591104
(State or other jurisdiction      (Commission File No.)         (IRS Employer
      of incorporation)                                      Identification No.)

           1800 East Twelve Mile Road, Madison Heights, Michigan 48071
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (248) 548-2900

                                 Not Applicable
         (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

ITEM 5.02 DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

     On June 26, 2006, PSB Group, Inc. (the "Company") announced the appointment effective July 5, 2006 of Michael J. Tierney to serve as President and Chief Executive Officer of Peoples State Bank (the "Bank"), the Company's wholly owned subsidiary. Mr. Tierney will assume the additional responsibilities as President and Chief Executive Officer of the Company upon the retirement of Robert L. Cole from that position, anticipated in January, 2007.

     The employment agreement between the Company and Mr. Tierney (the "Employment Agreement") provides for a three-year term with automatic one year renewal periods at the expiration of the term, unless either party notifies the other of its intention not to renew not less than 180 days prior to the expiration of the then-current term. Mr. Tierney's initial base salary is $245,000 per annum, not including a $25,000 signing bonus and a grant of 2,500 shares of common stock which will become effective on July 5, 2006. Mr. Tierney's base salary will be subject to increase (in the discretion of the board) beginning in 2008. Mr. Tierney will also be entitled to a $50,000 bonus payable not later than March 31, 2007, unless he voluntarily terminates his employment prior to January 1, 2007. For 2007 and thereafter, any bonuses paid to Mr. Tierney will be based on the achievement of performance criteria established by the board and Mr. Tierney. In addition, Mr. Tierney will receive 2,500 shares of common stock, vesting over four years, pursuant to a restricted stock agreement.

     In addition to customary benefits provided by the Company to its employees generally, Mr. Tierney's benefits include a car allowance, initial fees and reimbursement of annual dues at the Wyngate Country Club and Detroit Athletic Club, and bank owned life insurance (or other life insurance benefits) providing for an annual retirement benefit of at least $60,000 for a period of at least 10 years commencing upon his reaching age 65, provided Mr. Tierney is employed by the Company for at least 10 years. Mr. Tierney is entitled to five weeks of paid vacation time per year. The Employment Agreement contains customary indemnification provisions provided to executive officers and provides for coverage under the Company's directors and officers liability insurance policy.

     Mr. Tierney will be subject to certain non-competition provisions, including the requirement that, in the event that he is terminated without cause (as defined in the Employment Agreement) or that he terminates his employment with good reason (also defined in the Employment Agreement), he may not compete with the Company within a 50 mile radius of the Company's main office for the shorter of 12 months or the then-remaining term of his Employment Agreement. Mr. Tierney is also prohibited from soliciting other bank employees for a 12 month period following the termination of his employment.


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     If, within 12 months following a change of control (as defined in the
Employment Agreement), Mr. Tierney's employment is terminated without cause or if he terminates for good reason, he is entitled to his base salary and continuation in the Company's health plans for the 3-year period following such termination.

     Mr. Tierney was also appointed to the Company's and the Bank's boards of directors. It is anticipated that Mr. Tierney will serve on the Company's Executive, Directors Loan, Investment and Asset/Liability Management, Compensation and Benefits (nonvoting), and Strategic and Long Range Planning committees.

     A copy of Mr. Tierney's employment agreement, restricted stock agreement, and the Company's press release are attached hereto as exhibits, and are incorporated herein by reference. The discussion above is qualified in its entirety by reference to these documents.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

     (d)  Exhibits

Exhibit Number
--------------
     10.1        Employment Agreement

     10.2        Restricted Stock Agreement

     99.1        Press Release, dated June 26, 2006 issued by PSB
                 Group, Inc.


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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        PSB GROUP, INC.


Dated: June 26, 2006                    By: /s/ Robert L. Cole
                                            ------------------------------------
                                            Robert L. Cole
                                            President and Chief Executive
                                            Officer

                                  EXHIBIT INDEX

Exhibit Number   Description
--------------   -----------
     10.1        Employment Agreement

     10.2        Restricted Stock Agreement

     99.1        Press Release, dated June 26, 2006 issued by PSB Group, Inc.


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